COPENE



                                    Exhibit 1

                      COPENE - PETROQUIMICA DO NORDESTE S/A
                          CNPJ N(0) 42.150.391/0001-70
                              NIRE N(0) 29300006939
                                  OPEN COMPANY

                         EXTRAORDINARY GENERAL ASSEMBLY

                               CONVOCATION NOTICE

The COPENE - PETROQUIMICA DO NORDESTE S/A stockholders are hereby invited to the meeting in Extraordinary General Assembly, which shall take place at the headquarters of the Company, on Rua Eteno, n(degree) 1.561, Polo Petroquimico, Municipality of Camacari, State of Bahia, on August 16, 2002, at 9:00 AM, in order to discuss the following Order of the Day:

1. Examine, discuss and approve the Protocols and Justifications for the merger operations of societies 52114 PARTICIPACOES S.A. ("52114 PARTICIPACOES") and OPP PRODUTOS PETROQUIMICOS S.A. ("OPP PP") by the Company, which were together called "COMPANIES INVOLVED IN THE MERGER";

2. Approve and ratify the nomination and hiring, made by the Company's administrators, of the specialized companies responsible for the elaboration of the judgements of the accounting and economic evaluation of the COMPANIES INVOLVED IN THE MERGER;

3. Approve the judgements of the accounting and economic evaluation and financial demonstrations of the COMPANIES INVOLVED IN THE MERGER;

4.   Approve the mergers of OPP PP and 52114 PARTICIPACOES by the Company;

5. Approve the alteration of the Social Statute of the Company, as a consequence of the alteration of its name to BRASKEM S.A., of the capital increase, with the consequent issuing of new stocks, as well as the inclusion of the right, extensive to all stocks issued by the Company, of taking part in public offer of stocks in the hypothesis of their direct or indirect alienation, from the Company's control, for the same price per stock paid to the person(s) alienating the stocks.

                             Camacari, July 26, 2002


                           Pedro Augusto Ribeiro Novis
                    President of the Board of Administration